EXHIBIT 99.2

FOR IMMEDIATE RELEASE

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER RESULTS

•	Income from operations increased to $12.0 million and net loss decreased to $52.9 million
•	Same tower revenue and same tower cash flow growth of 11% and 15%, respectively
•	Adjusted EBITDA increased to $100.9 million and adjusted EBITDA margin increased to 54.0%
•	Free cash flow of $20.6 million

Boston, Massachusetts – October 30, 2003 – American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2003.

For the three months ended September 30, 2003, rental and management segment revenues increased to $158.2 million from $138.2 million for the same period in 2002. Total revenues increased to $186.9 million for the three months ended September 30, 2003, from $174.9 million for the same period in 2002. Loss from continuing operations decreased to $37.7 million, or $0.18 per share, for the three months ended September 30, 2003 from $147.9 million, or $0.76 per share, for the same period in 2002. Net loss decreased to $52.9 million, or $0.25 per share, for the three months ended September 30, 2003 from $353.9 million, or $1.81 per share, for the same period in 2002.

Adjusted EBITDA (“income (loss) from operations before depreciation and amortization and impairments and net loss on sale of long-lived assets plus interest income, TV Azteca, net”) increased 28% to $100.9 million for the three months ended September 30, 2003 from $78.8 million for the same period in 2002. The Company generated free cash flow (“adjusted EBITDA less interest expense and capital expenditures incurred, excluding acquisitions and divestitures”) of $20.6 million for the three months ended September 30, 2003.

Jim Taiclet, American Tower’s Chief Executive Officer, stated, “Our strong third quarter performance, year-over-year increases of 15% in tower revenue and 28% in adjusted EBITDA, was driven by continued focus on operational execution. Our demonstrated ability to sustain top line growth while managing costs and capital expenditures resulted in our third consecutive quarter of increasing, positive free cash flow.

“This steady expansion of free cash flow has enabled us to strengthen our balance sheet. The cash flow from operations, combined with the proceeds from non-core business divestitures and our recent equity offering have provided us with the liquidity to reduce our overall level of net debt. Moreover, our sustained operational performance and balance sheet de-leveraging have improved our access to capital, as we continue to reward stakeholders across our entire capital structure.

“You can expect all of these trends to continue, as we anticipate a stable to improving lease up environment ahead. I have great confidence in this company’s management team—they are energetic, committed to driving customer satisfaction and shareholder value, and know what it takes to win.”

Operating Highlights

Organic same tower revenue and same tower cash flow growth on approximately 13,200 towers owned as of the beginning of the third quarter 2002 and the end of the third quarter 2003 was 11% and 15%,

(Continued)

respectively, for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002.

Rental and management segment operating profit increased 23% to $105.0 million for the three months ended September 30, 2003, from $85.1 million for the same period in 2002. Rental and management segment operating profit margins increased to 66.4% for the three months ended September 30, 2003, from 61.6% for the same period in 2002. Adjusted EBITDA margin improved to 54.0% for the three months ended September 30, 2003, from 45.0% for the same period in 2002.

The Company generated free cash flow of $20.6 million in the third quarter 2003, which includes a deduction of approximately $20.3 million for non-cash interest expense from the accretion of our senior subordinated discount notes due 2008 and our 2.25% discount convertible notes due 2009 and amortization of deferred financing costs (excluding the $20.3 million of non-cash interest expense would result in free cash flow of $40.9 million).

Asset Transactions

The Company made progress on strategically divesting non-core portions of its business and acquiring complementary core tower assets. During the third quarter of 2003 the Company closed on $6.6 million of divestitures including certain non-core tower assets, a non-revenue generating office building and Galaxy, its radio frequency engineering services business. The Company has adjusted its September 30, 2003 and 2002 financial statements, as well as its 2003 Outlook, to reflect Galaxy as a discontinued operation. In addition, the Company anticipates that it may receive in excess of $30 million of proceeds from the sale of additional non-core tower assets during the remainder of 2003.

The Company has entered into an agreement to sell a majority interest in Verestar and expects the sale to close by the end of 2003. The sale is subject to certain closing conditions, including the buyer obtaining certain concessions from Verestar’s vendors, and there can be no assurance that the closing will occur.

As of September 30, 2003, the Company has satisfied its obligation under the NII Holdings tower acquisition for approximately $101.8 million, including approximately $34.7 million during the third quarter of 2003. The Company expects to close on an additional $12.5 million of the NII Holdings assets in stages over the next six months. This would bring the total acquisition from NII Holdings to approximately $114.3 million.

Financing Highlights

The Company strengthened its financial position during the third quarter of 2003 by increasing liquidity and reducing leverage. As previously announced, the Company issued approximately 14.3 million shares of Class A common stock for net proceeds of approximately $120.4 million, after deducting underwriting discounts and commissions and expenses of the offering. The net proceeds of the equity offering will be used to repurchase outstanding indebtedness and for general corporate purposes. In addition to the equity offering, the Company received approximately $202.8 million in net proceeds from the issuance of 3.25% convertible notes due 2010. Of the $202.8 million in net proceeds, $100.0 million was used to repay indebtedness under the credit facilities and $102.8 million was used to repurchase convertible notes. Please refer to the supplemental schedule on page 8 of the press release for a more complete summary of our offerings and the use of the proceeds from our restricted cash accounts.

The combination of increasing operating profit, proceeds from financing activities and paying down debt reduced the Company’s Net Leverage Ratio (“total debt less cash and cash equivalents and restricted cash and investments on hand divided by third quarter 2003 annualized Adjusted EBITDA”) as of September 30, 2003 to 7.8 from 10.7 for the same period in 2002.

As of September 30, 2003 the Company had $587.7 million in total liquidity, which is comprised of $349.9 million in cash and cash equivalents, including $283.7 million of restricted cash and investments, and the ability to draw upon the available $237.8 million of its revolving loan.

(Continued)

As previously announced, the Company completed a tender offer on October 22, 2003 for substantially all of the remaining $84.2 million of 2.25% convertible notes ($55,000 of 2.25% convertible notes remains outstanding).

Fourth Quarter and Full Year 2003

On page 10 of this release, the Company has provided its fourth quarter 2003 and full year 2003 outlook and full year 2004 outlook for each of its two operating segments.

The Company maintains its fourth quarter 2003 and full year 2003 rental and management outlook. The high end of the outlook has been adjusted by $1 million to reflect third quarter 2003 actual results.

The Company has adjusted its expectation for full year 2003 total capital expenditures incurred to between $46 million and $48 million. Rental and management capital expenditures incurred are expected to range from $36 million to $38 million, including $18 million to $20 million for the construction of approximately 50-70 new wireless towers, and approximately $18 million for tower improvements and augmentation. Services and corporate capital expenditures incurred are expected to be approximately $5 million, and Verestar capital expenditures incurred are expected to be approximately $5 million.

2004 Outlook

The Company’s full year 2004 outlook for rental and management revenue is $667 million to $690 million based on an expected continuation of current new business levels producing annual revenue growth of 8% to 11%. Full year 2004 outlook for rental and management segment operating profit is $451 million to $476 million based on an expectation of new business contribution margins of approximately 90%.

The Company’s full year 2004 outlook for services revenue and segment operating profit is $60 million to $90 million and $7 million to $10 million, respectively.

The Company’s full year 2004 outlook for corporate expense is $26 million to $28 million, or 3% to 4% of total revenue.

The Company’s full year 2004 outlook for interest expense is $260 million to $275 million, including $83 million of non-cash interest.

The Company’s full year 2004 outlook for capital expenditures is $45 million to $60 million. Rental and management capital expenditures incurred are expected to range from $42 million to $55 million, including $24 million to $33 million for the construction of approximately 120 to 180 new wireless towers, and approximately $18 to $22 million for tower improvements and augmentation. Services and corporate capital expenditures incurred are expected to range from $3 million to $5 million.

Conference Call Information

American Tower will host a conference call today at 11:00 a.m. Eastern to discuss quarterly results and the Company’s outlook for the fourth quarter of 2003, full year 2003 and full year 2004. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chief Executive Officer, and other members of the executive management team. The dial-in numbers are US/Canada: 888-428-4472, international: 651-291-0344, no access codes required. A replay of the call will be available from 2:30 p.m. Eastern Thursday, October 30, 2003 until 11:59 p.m. Eastern Thursday, November 6, 2003. The replay dial-in numbers are US: 800-475-6701, and international: 320-365-3844, access code 702181. American Tower will also sponsor a live simulcast of the call on its web site, http://investor.americantower.com. A replay of the call will be available on the web site shortly after the conclusion of the call.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300

(Continued)

broadcast tower sites. Of the 15,000 sites, approximately 14,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. For more information about American Tower Corporation, please visit our website www.americantower.com.

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, we have presented the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Additionally, interest expense may vary significantly depending on capital structure. Notwithstanding the foregoing, our measure of Adjusted EBITDA, Adjusted EBITDA Margin, Same Tower Cash Flow, Free Cash Flow and Net Leverage Ratio may not be comparable to similarly titled measures of other companies. Reconciliations of these measures to GAAP are included on pages 11 and 12 of this release. Our results under GAAP are set forth in the financial statements attached on pages 5-7 of this release.

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, our revised quarterly and full year 2003 and full year 2004 Outlook, and planned future asset sales. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space, which would materially and adversely affect our operating results; (2) continuation of the current U.S. economic slowdown, which could materially and adversely affect our business; (3) our substantial leverage and debt service obligations may adversely affect our operating results by restricting our ability to allocate capital to income producing assets; (4) restrictive covenants in our credit facilities and our senior and subordinated notes could adversely affect our business by further limiting our flexibility; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) if we issue a significant amount of equity securities, the trading price for our shares of Class A Common Stock could be adversely affected; (8) operations in foreign countries could lead to expropriations, government regulations, funds inaccessibility and foreign exchange exposure; (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; and (10) our inability to complete our planned asset sales or realize the amount of proceeds we currently expect from such sales. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Business Factors That May Affect Future Results” in our Form 10-Q for the quarter ended June 30, 2003, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

(Continued)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2003	2002	2003	2002
REVENUES:
Rental and management	$158,193	$138,160	$456,571	$396,778
Network development services	28,681	36,786	67,052	100,879

Total operating revenues	186,874	174,946	523,623	497,657

OPERATING EXPENSES:
Rental and management	56,758	56,605	165,659	170,618
Network development services	26,274	35,060	62,486	90,312
Depreciation and amortization	77,687	78,699	236,965	232,342
Corporate general, administrative and development expense	6,493	6,822	20,106	23,592
Restructuring expense		1,190		6,964
Impairments and net loss on sale of long-lived assets	7,646	83,202	19,344	84,513

Total operating expenses	174,858	261,578	504,560	608,341

INCOME (LOSS) FROM OPERATIONS	12,016	(86,632)	19,063	(110,684)

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,523	3,514	10,553	10,414
Interest income	1,177	755	4,033	2,552
Interest expense	(68,906)	(62,718)	(211,849)	(192,025)
Loss on investments and other expense	(1,449)	(5,302)	(27,050)	(24,670)
Gain (loss) on retirement of long-term obligations (A)	3,255		(41,068)	(8,869)
Minority interest in net earnings of subsidiaries	(907)	(639)	(2,270)	(1,373)

Total other expense	(63,307)	(64,390)	(267,651)	(213,971)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(51,291)	(151,022)	(248,588)	(324,655)
INCOME TAX BENEFIT	13,593	3,168	50,453	52,891

LOSS FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(37,698)	(147,854)	(198,135)	(271,764)

LOSS FROM DISCONTINUED OPERATIONS, NET (B)	(15,164)	(206,023)	(54,065)	(255,053)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(52,862)	(353,877)	(252,200)	(526,817)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF INCOME TAX BENEFIT OF $14,438 (C)				(562,618)

NET LOSS	$(52,862)	$(353,877)	$(252,200)	$(1,089,435)

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.18)	$(0.76)	$(0.97)	$(1.39)
Discontinued operations	(0.07)	(1.05)	(0.27)	(1.31)
Cumulative effect of change in accounting principle				(2.88)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.25)	$(1.81)	$(1.24)	$(5.58)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	213,788	195,565	204,201	195,404

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(A)	Gain (loss) on retirement of long-term obligations is the result of the Company's repurchase and/or conversion of its long-term obligations during 2003.

(B)	In August 2003, the Company consummated the sale of its Galaxy Engineering Services division (Galaxy). Revenues related to Galaxy were approximately $1.9 million and $4.6 million for the three months ended September 30, 2003 and 2002, respectively, and approximately $8.3 million and $11.3 million for the nine months ended September 30, 2003 and 2002, respectively. Segment operating (loss) profit related to Galaxy was approximately $(0.4) million and $0.9 million for the three months ended September 30, 2003 and 2002 , respectively, and $(0.3) million and $0.5 million for the nine months ended September 30, 2003 and 2002, respectively. The above statements of operations have been adjusted to reflect the results of Galaxy's operations, as well as other previously announced dispositions as discontinued operations.

(C)	Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Intangible Assets" and recognized a $562.6 million charge as the cumulative effect of a change in accounting principle related to the write-down of goodwill to its fair value.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)	September 30, 2003	December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$66,131	$127,292
Restricted cash and investments	283,722
Accounts receivable, net	52,623	64,889
Other current assets	67,414	84,390
Assets held for sale	138,264	314,205

Total current assets	608,154	590,776

Property and equipment, net	2,617,408	2,694,999
Goodwill and other intangible assets, net	1,662,595	1,731,001
Deferred income taxes	428,151	383,431
Other long-term assets	273,999	261,996

Total	$5,590,307	$5,662,203

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$92,034	$113,380
Accrued interest	34,166	63,611
Convertible notes, net – 2.25%	84,089	210,899
Current portion of long-term obligations (excluding 2.25% convertible notes)	101,643	58,959
Other current liabilities	39,359	38,733
Liabilities held for sale	130,977	200,696

Total current liabilities	482,268	686,278

Long-term obligations	3,304,866	3,178,656
Other long-term liabilities	28,471	41,379

Total liabilities	3,815,605	3,906,313

Minority interest in subsidiaries	17,529	15,567

STOCKHOLDERS' EQUITY:
Class A Common Stock	2,107	1,856
Class B Common Stock	73	79
Class C Common Stock	15	23
Additional paid-in capital	3,905,666	3,642,019
Accumulated deficit	(2,139,230)	(1,887,030)
Accumulated other comprehensive loss	(372)	(5,564)
Note receivable	(6,720)	(6,720)
Treasury stock	(4,366)	(4,340)

Total stockholders' equity	1,757,173	1,740,323

Total	$5,590,307	$5,662,203

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)	Nine Months Ended September 30,
	2003	2002

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(252,200)	$(1,089,435)
Cumulative effect of change in accounting principle, net		562,618
Other non-cash items reflected in statements of operations	368,255	551,301
Decrease in assets	12,546	54,589
Decrease in liabilities	(48,576)	(43,934)

Cash provided by operating activities	80,025	35,139

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(45,934)	(155,856)
Payments for acquisitions	(75,990)	(21,651)
Proceeds from sale of businesses and other long-term assets	74,296	39,726
Deposits, investments and other long-term assets	(10,048)	(16,765)

Cash used for investing activities	(57,676)	(154,546)

CASH FLOWS (USED FOR) PROVIDED BY FINANCING ACTIVITIES:
Borrowings under credit facilities		160,000
Proceeds from issuance of debt securities and notes payable	632,384
Net proceeds from equity offering, stock options and employee stock purchase plan	125,205	910
Repayment of long-term obligations	(528,745)	(106,672)
Restricted cash and investments	(283,722)	94,071
Deferred financing costs and other	(28,632)

Cash (used for) provided by financing activities	(83,510)	148,309

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(61,161)	28,902
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	127,292	35,958

CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,131	$64,860

CASH PAID FOR INCOME TAXES	$1,613	$896

CASH PAID FOR INTEREST	$168,729	$215,373

UNAUDITED SUPPLEMENTAL INFORMATION

SELECTED CAPITAL EXPENDITURE DETAIL (in millions)	Three Months Ended September 30, 2003
CAPITAL EXPENDITURES INCURRED
Wireless tower construction	$5
Broadcast tower construction	0
Improvements/Augmentation	4
Land	0
Services	0
Verestar	1
Corporate	1

Total capital expenditures incurred	$11

SELECTED INTEREST EXPENSE DETAIL (in millions)	Three Months Ended September 30, 2003
Credit facilities	$13
12.25% Senior subordinated discount notes due 2008	13
Discount amortization of $0.01 warrants expiring 2008	2
9.375% Senior notes due 2009	23
Convertible notes due 2009 and 2010	11
Hedging instruments	1
Deferred financing amortization	4
Other	2

Total interest expense incurred	$69

SELECTED BALANCE SHEET DETAIL (in millions)	September 30, 2003

LIQUIDITY
Cash and cash equivalents	$66
Restricted cash and investments	284

Total cash and cash equivalents	350

Available borrowings (a)	238

Total liquidity	$588

LONG TERM OBLIGATIONS BREAKOUT, INCLUDING CURRENT PORTION
Revolving line of credit	$119
Term loan A	605
Term loan B	408
12.25% Senior subordinated discount notes due 2008	408
9.375% Senior notes due 2009	1,000
6.25% Convertible notes due 2009	213
2.25% Discounted convertible notes due 2009	84
5.00% Convertible notes due 2010	381
3.25% Convertible notes due 2010	210
Capital leases	45
Other	18

Total long term obligations	$3,491

Net debt (Total long term obligations less total cash and cash equivalents)	$3,141

SELECTED DEBT AND EQUITY OFFERING DETAIL

(in millions)

RESTRICTED CASH BALANCE ADJUSTMENTS

	June 30, 2003	Equity Offering	3.25% Convertible Notes	September 30, 2003	October 22, 2003
Beginning Balance	$192.9			$192.9	$283.7
Third Quarter Proceeds		$120.4	$202.8	323.2
Interest Income	0.5	0.2	0.1	0.8
Prepayment of Revolver			(37.9)	(37.9)
Prepayment of Term Loan A	(8.4)		(61.7)	(70.1)
Prepayment of Term Loan B	(5.6)		(0.4)	(6.0)
Repurchase of 2.25% Convertible Notes	(1.7)		(55.7)	(57.4)
Repurchase of 5.0% Convertible Notes	(14.6)		(47.2)	(61.8)
Retirement of 2.25% Convertible Notes (b)				—	(84.2)

Ending Balance	$163.1	$120.6	$0.0	$283.7	$199.5

(a)	Available borrowings under Revolving Loan based on most restrictive covenant as of 9/30/03, adjusted for outstanding letters of credit of $27.2 million.
(b)	On October 22, 2003 $84.2 million (99.9% of the outstanding issue) in accreted value of the 2.25% Convertible Notes was put to the Company under the terms of the notes.

UNAUDITED SUPPLEMENTAL INFORMATION

SELECTED SHARE DETAIL

TOTAL SHARES OUTSTANDING (in millions)			219.4

SELECTED TOWER PORTFOLIO DETAIL			Three Months Ended
			September 30, 2003
Same tower revenue growth (a)			11%
Same tower cash flow growth (a)			15%

ACTIVE TOWER COUNTS	Owned Wireless Towers	Broadcast Towers	Managed or Lease/Sublease	Total
Beginning Balance, 7/1/03	13,464	334	972	14,770
New Construction	11			11
Acquisitions	217			217
Reductions	(27)	(3)	(2)	(32)

Ending Balance, 9/30/03	13,665	331	970	14,966

(a)	Same tower revenue and cash flow growth include U.S., Mexico and Brazil owned wireless and broadcast towers.

American Tower Corporation Financial Summary

October 30, 2003

(In millions, except per share data)

QUARTERLY AND FULL YEAR 2003 OUTLOOK

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company's expectations as of October 30, 2003. Company outlook is based on assumptions about the number of new builds constructed, tenant lease-up and the timing of tower closings. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

“Segment operating profit” is defined as segment revenues less segment operating expenses before depreciation and amortization, corporate general, administrative and development expense, and impairments and net loss on sale of long-lived assets. Segment operating profit for rental and management includes interest income, TV Azteca, net.

“Adjusted EBITDA” is defined as income (loss) from operations before depreciation and amortization and impairments and net loss on sale of long-lived assets, plus interest income, TV Azteca, net.

	Q4 2003			Full Year 2003			Full Year 2004
	Outlook Ranges			Outlook Ranges			Outlook Ranges
Rental and management revenue	$162	to	$164	$619	to	$621	$667	to	$690
Rental and management segment operating profit (Includes interest income, TV Azteca, net)	108	to	111	409	to	412	451	to	476
Services revenue	22	to	30	89	to	97	60	to	90
Services segment operating profit	2	to	4	7	to	9	7	to	10
Total revenue	184	to	194	708	to	718	727	to	780
Total segment operating profit	110	to	115	416	to	421	458	to	486
Corporate and development expense	7	to	6	27	to	26	28	to	26
Adjusted EBITDA	103	to	109	389	to	395	430	to	460
Depreciation and amortization	80	to	77	317	to	314	NA		NA
Total interest expense	69	to	67	281	to	279	275	to	260
Loss from continuing operations	(45)	to	(37)	(243)	to	(235)	NA		NA
Basic and diluted net loss per common share from continuing operations	$(0.20)	to	$(0.17)	$(1.17)	to	$(1.14)	NA		NA
Capital expenditures incurred	15	to	13	48	to	46	60	to	45
Non-cash interest expense included in Total interest expense above:
Accretion of discount notes (2.25% and 12.25%)	14	to	14	53	to	53	59	to	59
Accretion of warrants discount	2	to	2	8	to	8	9	to	9
Amortization of deferred financing fees	4	to	4	15	to	15	15	to	15

Total non-cash interest expense	20		20	76		76	83		83

Acquisition spending for the year 2003 is expected to be approximately $80-90 million, substantially all of which is for the NII Holdings transaction, and $76 million of which had been spent through the third quarter of 2003.

RECONCILIATION OF OUTLOOK TO GAAP MEASURES(1)

The reconciliation of loss from continuing operations to	Q4 2003			Full Year 2003
Adjusted EBITDA is as follows:	Outlook Ranges			Outlook Ranges
Loss from continuing operations	$(45)	to	$(37)	$(243)	to	$(235)
Interest expense	69	to	67	281	to	279
Depreciation and amortization	80	to	77	317	to	314
Other, including interest income, note conversion expense, loss on investment and other expense, and income tax benefit	(1)	to	2	34	to	37

Adjusted EBITDA	$103	to	$109	$389	to	$395

(1)	We have not reconciled our adjusted EBITDA outlook to net loss because we do not provide guidance for the reconciling items between loss from continuing operations and net loss (loss from discontinued operations).

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Organic same tower cash flow
The reconciliation of organic same tower cash flow for the 13,219 towers owned as of the end of the	Three Months Ended
third quarter 2003 and the beginning of the third quarter 2002 is as follows:	September 30,
	2003	2002
Rental and management revenue for the three months ended September 30, 2003	$158,193	$138,160
Revenue from towers not owned as of 7/1/2002, real estate and managed or lease/subleased towers	(11,956)	(6,252)

Organic same tower revenue for the three months ended September 30, 2003 on 13,219 towers	$146,237	$131,908

Rental and management expense for the three months ended September 30, 2003	(56,758)	(56,605)
Rental and management regional overhead	10,951	13,410
Expenses for the three months ended September 30, 2003 from towers not owned as of 7/1/2002, real estate and managed or lease/subleased towers	3,947	2,092

Organic same tower expenses for the three months ended September 30, 2003 on 13,219 towers	$(41,860)	$(41,103)

Organic same tower cash flow for the three months ended September 30, 2003 on 13,219 towers	$104,377	$90,805

Capital expenditures incurred, excluding acquisitions and divestitures
The reconciliation of capital expenditures incurred, excluding acquisitions and divestitures is as follows:
	2003	2002
Payments for purchase of property and equipment and construction activities for the nine months ended September 30	$45,934	$155,856
Payments for purchase of property and equipment and construction activities for the six months ended June 30	(32,691)	(131,265)

Payments for purchase of property and equipment and construction activities for the three months ended September 30	13,243	24,591

Change in accrued capital expenditures for the three months ended September 30	(1,893)	4,334

Capital expenditures incurred, excluding acquisitions and divestitures for the three months ended September 30	$11,350	$28,925

Adjusted EBITDA, free cash flow, and adjusted EBITDA margin
The reconciliation of net loss to adjusted EBITDA, free cash flow and adjusted EBITDA margin	Three Months Ended
is as follows:	September 30,
	2003	2002
Net loss	$(52,862)	$(353,877)
Loss from discontinued operations, net	15,164	206,023

Loss from continuing operations	(37,698)	(147,854)

Interest expense	68,906	62,718
Interest income	(1,177)	(755)
Income tax benefit	(13,593)	(3,168)
Depreciation and amortization	77,687	78,699
Impairments and net loss on sale of long-lived assets	7,646	83,202
Gain on retirement of long-term obligations	(3,255)	—
Other expense	2,356	5,941

Adjusted EBITDA	$100,872	$78,783

Interest expense	(68,906)	(62,718)
Capital expenditures incurred, excluding acquisitions and divestitures	(11,350)	(28,925)

Free cash flow	20,616	(12,860)

Accretion of 2.25% discount convertible notes due 2009	917	1,701
Accretion of 12.25% senior subordinated discount notes due 2008	13,398
Accretion of warrants discount (issued in conjunction with 12.25% notes)	2,263
Amortization of deferred financing fees	3,690	2,928

Free cash flow, excluding accretion and amortization of deferred financing	$40,884	$(8,231)

Adjusted EBITDA	$100,872	$78,783
Divided by total operating revenues	186,874	174,946

Adjusted EBITDA margin	54.0%	45.0%

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Net Leverage Ratio
The reconciliation of net leverage for the end of the third quarter 2003 and 2002
is as follows:	September 30,
	2003	2002(1)
Cash and cash equivalents	$66,131	$64,860
Restricted cash and investments	283,722	—

Total cash and cash equivalents	349,853	64,860

Current portion of long-term obligations	185,732	45,326
Long-term obligations	3,304,866	3,403,078

Total debt	3,490,598	3,448,404

Net debt (Total debt less cash and cash equivalents)	3,140,745	3,383,544
Respective 3Q Adjusted EBITDA	100,872	78,783
Annualized	x 4	x 4

Respective 3Q Adjusted EBITDA Annualized	$403,488	$315,132

Net Leverage Ratio (Net debt divided by respective 3Q adjusted EBITDA annualized)	7.8	10.7

(1) Excludes long-term obligations associated with discontinued operations

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